Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this registration statement on Form S-3 of TG Therapeutics, Inc. and Subsidiaries of our report dated March 15, 2018 on our audits of the consolidated financial statements of TG Therapeutics Inc. and Subsidiaries as of December 31, 2017 and 2016 and for each of the three years in the period ended December 31, 2017, and our report on our audit of internal control over financial reporting of TG Therapeutics, Inc. and Subsidiaries as of December 31, 2017, dated March 15, 2018, which reports are included in the Annual Report on Form 10-K of TG Therapeutics, Inc. and Subsidiaries for the year ended December 31, 2017. We also consent to the reference to our Firm under the caption “Experts”.

/s/ CohnReznick LLP

New York, NY

July 9, 2018